EQUIPMENT LEASE/ PURSHASE AGREEMENT

May 30, 2014

This Equipment Leasing Agreement (further, "the Agreement"), which is signed between The Closed Joint-Stock Company "The Research-and-production company "Gycom" ("Gycom" Ltd.) with its head office at 46 Ulyanov Street, 603155 Nizhny Novgorod, Russia (further, "the Leasing Holder"), as one party,

AND

Gyrotron Technology, Inc. (GTI) with its office at 3412 Progress Dr., Bensalem, PA 19020, USA (further, "the Leaser"), as the other party, and further, whenever the Leasing Holder and the Leaser are mentioned simultaneously, "the Parties",

FOLLOWS:

Subject Matter

The Leasing Holder will lease the Equipment to the Leaser, and the Leaser will take the Equipment on lease from the Leasing Holder, while undertaking to comply with the mutually binding terms and provisions of this Agreement, which are accepted as sufficient by the both Parties, on the following terms:

Definitions

The following definitions are used, but not defined otherwise in this Agreement:

a) "Depreciated Cost" means $220,000 less any leasing payments made by Leaser to Leasing Holder;

b) "Equipment" means the gyrotron GCGD - 60 /35 (60 GHz, 35 kW) No. 2 without a cryomagnet; matching optics unit (MOU) GTL-CM- 60 /35 and a set of the water and electric connectors;

c) "Total Loss" means any loss or damage, which cannot be repaired, or whose repair will cost more than the market value of the Equipment.

Terms

1. The term of the Leasing starts on the date when the Equipment is commissioned on the premises of the Leaser, which is confirmed by the bilaterally signed Equipment Commissioning Protocol. The Leaser will execute the Equipment Commissioning Protocol and deliver it to the Leasing Holder's address, which will be a confirmation of the initial date of the Equipment Leasing.

2. The term of the Leasing of the Equipment will be three (3) years.

Equipment Commissioning

The Equipment will be commissioned on the premises of the Leaser by specialists of the Leasing Holder jointly with specialists of the Leaser.

Cost of the Equipment

The cost of the gyrotron GCGD – 60 GHz/35 kW No. 2 (for customs purposes only) with a set of the water and electric connectors are equal to US$ 200 000 (Two Hundred Thousand US Dollars). The cost of the matching optics unit (MOU) GTL-CM- 60 /35 (for customs purposes only) is equal to US$ 20 000 (Twenty Thousand US Dollars).

Lease Payments

1. The total cost of the Equipment Leasing for three years amounts to 220 000 (Two Hundred Twenty Thousand US Dollars).

2. The Leasing will be paid in US Dollars within 90 (Ninety) days after issue of a corresponding invoice, under the following schedule:

- $40,000 (Forty Thousand US Dollars) upon signing of the Agreement;
- $45,000 (Forty Five Thousand US Dollars) after the completion of the launching of the gyrotron GCGD – 60 GHz/35 kW No. 2;
- $75,000 (Seventy Five Thousand US Dollars)- after one year the completion of the launching of the gyrotron GCGD – 60 GHz/35 kW No. 2 installation (GTI can make the specified payment in installments within a rent period of 1 year. However, a stage should be paid in full not later than on the prescribed payment date;
- $60,000 (Sixty Thousand US Dollars) - after two years the completion of the launching of the gyrotron GCGD – 60 GHz/35 kW No. 2 installation (GTI can make the specified payment in installments within a rent period of 2 year. However, a stage should be paid in full not later than on the prescribed payment date

to the following GYCOM account:

Beneficiary: "Gycom" Ltd.
Адрес: 46 Ulyanov Street, 603155, Нижний Новгород, 603155 Russia
Account: 40702840700001000008
Bank of Beneficiary: Commercial Bank "Assotsiatsiya"
SWIFT code: ASOJRU 2N, 61 Gorky Street, 603000 Nizhny Novgorod, Russia
via account 0104328414 USD with VTB Bank (DEUTSCHLAND) AG, Frankfurt/Main, Germany,
SWIFT code: OWHBDEFF

All banking fees are paid by the Leasing Holder.

Terms and Date of the Equipment Delivery

The Leasing Holder will deliver the Equipment to the Leaser at its own risk and peril on terms CIP (Incoterms 2000) airport of Philadelphia, PA, on or before January 31, 2015.

In case the equipment will not be purchased by the Leaser during the leasing time or after the leasing time, the Leaser will have to return the equipment to the Leasing Holder on terms CIP (Incoterms 2000) airport of Nizhniy Novgorod, Russia.

Equipment Use

Leasing Holder confirms its understanding that intended use of the Equipment is for own (GTI) business. Leaser is responsible for proper use of equipment in accordance with Agreement.

Warranty

1. As of the date of the delivery, the Equipment will be in the operable and usable condition.

2. The Leasing Holder guarantees that the Equipment will work faultlessly during 24 months since the date of the Equipment commissioning on the premises of the Leaser or 3000 hours of heater-on operation, whichever comes first.

3. During the warranty period, in case any quality problem is detected, which requires a repair or replacement of the Equipment, all costs (such as customs brokers' fees, freight payments for the Equipment returned to the Leasing Holder and then back to the Leaser, insurance payments, warehouse/loading payments, any costs of the Leaser, which are connected with the adjustment of the repaired or replaced Equipment on the Leaser's premises) are covered by the Leasing Holder.

4. During the warranty period, in case any problem is detected, which is caused by negligent use of the Equipment, a violation of the manufacturer's rules, requirements, or recommendations regarding the use of the Equipment, casual handling of the Equipment, misuse of the Equipment, or any reason beyond the control of the Leasing Holder, which resulted in a repair or replacement of the Equipment, all costs (such as customs brokers' fees, freight payments for the Equipment returned to the Leasing Holder and then back to the Leaser, insurance payments, warehouse/loading payments, any costs of the Leaser, which are connected with the adjustment of the repaired or replaced Equipment on the Leaser's premises) are covered by the Leaser. In this case, the Leaser will not be indemnified from the obligation of making leasing payments stipulated by this Agreement during the period of the repair or replacement of the Equipment.

5. The Leaser will be held liable to notify the Leasing Holder in writing about the occurrence of the problems (facts) listed in Pars. 3 and 4 of the Warranty section of this Agreement within three calendar days after such an occurrence.

Loss and Damage

1. To a degree permitted by the law, the Leaser will be held liable for the risk of loss, theft, damage, or destruction of the Equipment due to any reason and all reasons.

2. In case the Equipment is lost or damaged, the Leaser will continue making leasing payments, while providing the Leasing Holder with a written notice of such a loss or damage.

3. In the case of a total loss of the Equipment, the Leaser will promptly notify the Leasing Holder about such a loss, and will pay all the unpaid leasing payments for the term of Agreement plus $1(one dollar) in which case the Equipment title will pass over to the Leaser.

Title, Leasehold, and Quiet Possession

1. The Equipment is and will stay the property of the Leasing Holder, excluding the cases of equipment buyout, which are stipulated in this Agreement.

2. The Leaser will not encumber the Equipment, allow the Equipment to be encumbered, or collateralize the Equipment in any way.

3. The Leasing Holder guarantees that the Leasing Holder is entitled to lease the Equipment in accordance with the provisions of this Agreement.

4. The Leasing Holder guarantees that the Leasing Holder will not violate the right of the Leaser for quiet possession of the Equipment or unrestricted use of the Equipment for the designated purposes of the use of the Equipment, unless a case of Default takes place.

Indemnity

1. The Leaser will indemnify the Leasing Holder for any and all claims, actions, prosecutions, trials, as well as for expenses, costs, losses, and responsibilities, including fees and costs of attorneys, which is connected with the Leaser's use of the Equipment or results from such use.

Legal Remedies

In case of Default, the Leasing Holder will be entitled to use any or some of the following legal remedies ("Remedies"):

a. Declare that the entire amount of the Leasing Payment for the entire Term of the Agreement is payable immediately by the Leaser without claim and notification.

b. Start legal prosecutions to enforce the Leasing Payment and other liabilities which have accumulated before and after the Default.

c. Repossess the Equipment without claim and notification, wherever it can be, without a court order or any other legal procedure. The Leaser will waive an indemnification of any damage caused by such repossession of the Equipment.

Reassignment

1. The Leaser will not reassign this Agreement, the Leaser's interests in this Agreement, or the Leaser's interest in the Equipment without a prior agreement of the Leasing Holder in writing.

2. If the Leaser reassigns this Agreement, the Leaser's interests in this Agreement, or the Leaser's interest in the Equipment without a prior agreement of the Leasing Holder in writing, the Leasing Holder will use Legal Remedies and will be entitled to be indemnified for all the losses caused by such reassignment to the degree, in which these losses could not be reasonably prevented by the Leasing Holder.

Renewal

The Leaser can renew (prolong) this Agreement for an additional term by notifying the Leasing Holder in writing about its intention to renew the Agreement in six months in advance, if the Leaser has not violated some of the provisions of the Agreement. Unless stipulated otherwise by the Parties in writing, the renewed Agreement will be on the same terms as this Agreement.

At the end of the term of this agreement, if Leasor has no outstanding financial obligation to Leasing Holder, it may purchase the Equipment for $1 (one dollar) from Leasing Holder.

Additional Documents

On a written request from the Leasing Holder, the Leaser will execute such documents, which the Leasing Holder may need to protect its interest regarding the Equipment, and deliver them to the Leasing Holder, including, but not limited to the documents required for the profit and loss report in accordance with the Uniform Commercial Code.

Entire Agreement

This Agreement constitutes an entire Agreement between the Parties. Any preliminary arrangement or notification of any kind, which precede the date of this Agreement, are mandatory for any of the Parties, only to the degree stipulated by its inclusion in this Agreement.

Address for Notifications

All notifications under this Agreement will be delivered in person or sent by registered mail or a courier service to the legal addresses of the Parties in this Agreement.

GTI notification address:
Gyrotron Technology Inc.,
Attention: Vlad Sklyar
Phone: 215-244-4740
Fax: 215-244-4742
e-mail: Lsawires@gyrotrontech.com

GYCOM Ltd. notification address:
46 Ulyanov Street, 603155 Nizhny Novgorod, Russia
Phone: 8831-416-46-46
Fax: 8831-416-46-36
e-mail: zasyp@appl.sci-nnov.ru, golden@appl.sci-nnov.ru, adryab@appl.sci-nnov.ru

Interpretation

The headings are inserted in the text only for the convenience of the Parties, and should not be taken into consideration when this Agreement is interpreted. Singular nouns mean plural nouns, and vice versa. Masculine nouns mean also feminine nouns, and include them, and vice versa.

Applicable law

Regarding this Agreement, the Parties intend to accept that this Agreement and its performance, as well as all legal trials and proceedings regarding this Agreement, will be regulated and interpreted in accordance with the laws of the State of Pennsylvania ("the State"), excluding a law of any other court, with no regard for the jurisdiction, to which any measures or special procedures can be applied.

Integrity

1. Should any conflict arise between any provision of this Agreement and applicable laws of the State ("Law"), the Law has priority, and such provisions of this Agreement will be corrected or deleted, as required, to correspond to the Law. Moreover, any provisions required by the Law, are included in this Agreement.

2. Should any conflict arise between any provision of this Agreement and any form of the Agreement, which is stipulated by the Law, the stipulated form will have priority, and such provisions of this Agreement will be corrected or deleted, as required, to correspond to the stipulated form. Moreover, any provisions required by the Law, are included in this Agreement.

3. Should any provision of this Agreement is deemed invalid or impossible partially or completely, these provisions, to the degree, in which they are possible, and all other provisions, are nonetheless valid and fulfilled, as if the invalid or impossible parts had not been included in this Agreement, and all other provisions would be fulfilled by the both Parties after the invalid provision have been deleted.

Miscellaneous

1. This Agreement is executed in several copies in the English and Russian languages, which have equal legal effect. Should any various readings arise between any provision of this Agreement executed in the Russian and English languages, the Agreement in the English language will have priority.

2. This Agreement will extend to, be mandatory for, and be beneficial for the corresponding legal successors of the Leaser and the Leasing Holder, as the case may be, being the Parties to this Agreement.

3. None of the Parties will be held liable for the damage or be entitled to cancel the Agreement due to any delay in fulfilling the obligations or failure to fulfill the obligations, if such delay or failure to fulfill are caused by the conditions going beyond their control, including but not limited to, acts of god, government restrictions, wars, riots, natural calamities, such as earthquakes, hurricanes, or floods, and/or any other facts beyond reasonable control of the Party having failed to perform under the Agreement.

Note for the Leaser

This is an agreement about lease with an option to buy, which has been coordinated between the parties of this Agreement. You do not buy the Equipment. Do not sign this Lease Agreement until you have read it through.

IN WITNESS THEREOF, the Parties sign this Lease Agreement on this day, May 30, 2014.

On behalf of the Leasing Holder ("Gycom" Ltd.)

Professor Alexander Litvak, President

ГИКОМ

On behalf of the Leaser (GTI)

Vlad Sklyar, President 7-31-14